Exhibit 10.2

CONSENT AND FOURTH AMENDMENT TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This CONSENT AND FOURTH AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of April 19, 2016, by and among OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 133 North Fairfax Street, Alexandria, Virginia 22314 (“Oxford”), as collateral agent (in such capacity, the “Collateral Agent”), the Lenders listed on Schedule 1.1 of the Loan Agreement (as defined below) or otherwise a party thereto from time to time including Oxford in its capacity as a Lender and SILICON VALLEY BANK, a California corporation with an office located at 3005 Carrington Mill Boulevard, Suite 530, Morrisville, North Carolina 27560 (each a “Lender” and collectively, the “Lenders”), and TRANSENTERIX, INC., a Delaware corporation (“Parent”), TRANSENTERIX SURGICAL, INC., a Delaware corporation (“TransEnterix Surgical”), SAFESTITCH LLC, a Virginia limited liability company (“SafeStitch”, and together with Parent and TransEnterix Surgical, “Existing Borrowers”), and TRANSENTERIX INTERNATIONAL, INC., a Delaware corporation (“TransEnterix International”, and together with Existing Borrowers, individually and collectively, jointly and severally, “Borrower”), each with offices located at 635 Davis Drive, Suite 300, Morrisville, North Carolina 27560.

RECITALS

A. Collateral Agent, Lenders and Existing Borrowers have entered into that certain Amended and Restated Loan and Security Agreement dated as of September 26, 2014 (as amended from time to time, including but without limitation by that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of August 14, 2015, that certain Consent and Second Amendment to Amended and Restated Loan and Security Agreement dated as of September 18, 2015 and that certain Third Amendment to Amended and Restated Loan and Security Agreement dated as of November 13, 2015, the “Loan Agreement”).

B. Lenders have extended credit to Existing Borrowers for the purposes permitted in the Loan Agreement.

C. Existing Borrowers and Lenders desire to amend the Loan Agreement to (i) add TransEnterix International as a “Borrower” under the Loan Agreement and (ii) make certain other revisions as more fully set forth below.

D. TransEnterix International has created a Subsidiary, TransEnterix Europe S.Á.R.L., a company formed under the laws of Luxembourg (“TransEnterix Europe”).

E. Borrower has requested that Collateral Agent and Lenders consent to (i) Borrower’s formation of TransEnterix Europe and Borrower not causing TransEnterix Europe to (a) become a co-borrower or guarantee the Obligations of Borrower under the Loan Documents or (b) grant a continuing lien or security interest in its assets and (ii) the TransEnterix Europe Assignment (as defined below).

F. Collateral Agent and Lenders have agreed to such consents and to amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Joinder.

2.1 New Borrower. TransEnterix International hereby is added as a “Borrower” under the Loan Agreement. All references in the Agreement to “Borrower” shall hereafter mean and include the Existing Borrowers and TransEnterix International individually and collectively, jointly and severally; and TransEnterix International shall hereafter have all rights, duties and obligations of “Borrower” thereunder.

2.2 Joinder to Loan Agreement. TransEnterix International hereby joins the Loan Agreement and each of the Loan Documents, and agrees to comply with and be bound by all of the terms, conditions and covenants of the Loan Agreement and Loan Documents, as if it were originally named a “Borrower” therein. Without limiting the generality of the preceding sentence, TransEnterix International agrees that it will be jointly and severally liable, together with Existing Borrowers, for the payment and performance of all obligations and liabilities of Borrower under the Loan Agreement, including, without limitation, the Obligations. Any Borrower may, acting singly, request Credit Extensions pursuant to the Loan Agreement. Each Borrower hereby appoints the others as agent for all purposes hereunder, including with respect to requesting Credit Extensions pursuant to the Loan Agreement. Each Borrower hereunder shall be obligated to repay all Credit Extensions made pursuant to the Loan Agreement, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions.

2.3 Subrogation and Similar Rights. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law and (b) any right to require Collateral Agent or any Lender to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Collateral Agent and any Lender may each exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Amendment, the Loan Agreement, the Loan Documents or any related documents, until the Obligations have been indefeasibly paid in full and at such time as each Lender’s obligation to make Credit Extensions has terminated, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Collateral Agent and/or Lenders under this Amendment and the Loan Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Amendment, the Loan Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Amendment, the Loan Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this section shall be null and void. If any payment is made to a Borrower in contravention of this section, such Borrower shall hold such payment in trust for Collateral Agent, for the ratable benefit of Lenders, and such payment shall be promptly delivered to Collateral Agent, for the ratable benefit of Lenders, for application to the Obligations, whether matured or unmatured.

2.4 Grant of Security Interest. To secure the prompt payment and performance of all of the Obligations, TransEnterix International hereby grants to Collateral Agent, for the ratable benefit of Lenders, a continuing lien upon and security interest in all of TransEnterix International’s now existing or hereafter arising rights and interest in the Collateral, whether now owned or existing or hereafter created, acquired, or arising, and wherever located. TransEnterix International further covenants and agrees that by its execution hereof it shall provide all such information, complete all such forms, and take all such actions, and enter into all such agreements, in form and substance reasonably satisfactory to Collateral Agent and each Lender that are reasonably deemed necessary by Collateral Agent or any Lender in order to grant a valid, perfected first priority security interest to Collateral Agent, for the ratable benefit of Lenders, in the Collateral. TransEnterix International hereby authorizes Collateral Agent to file financing statements, without notice to Borrower, with all appropriate jurisdictions in order to perfect or protect Collateral Agent’s and/or any Lender’s interest or rights hereunder, including a notice that any disposition of the Collateral, by any Borrower or any other Person, shall be deemed to violate the rights of Collateral Agent and each Lender under the Code.

2.5 Representations and Warranties. TransEnterix International hereby represents and warrants to Collateral Agent and each Lender that all representations and warranties in the Loan Documents made on the part of Existing Borrowers are true and correct on the date hereof with respect to Existing Borrowers and TransEnterix International, with the same force and effect as if TransEnterix International were named as “Borrower” in the Loan Documents in addition to Existing Borrowers.

3. Amendments to Loan Agreement.

3.1 Section 6.6 (Operating Accounts). Section 6.6 of the Loan Agreement is amended by adding a new subsection 6.6(d), reading in full as follows:

“(d) Notwithstanding the foregoing provisions of this Section 6.6, TransEnterix Europe and Vulcanos may maintain Collateral Accounts with Persons who are not Silicon Valley Bank (or its Affiliates) and outside of the United States, and TransEnterix Europe and Vulcanos shall not be required to deliver a Control Agreement or other instrument granting Collateral Agent a lien in or control over of any Collateral Account maintained by such Subsidiary.”

3.2 Section 7.12 (TransEnterix International). Section 7.12 of the Loan Agreement is amended and restated as follows:

“7.12 TransEnterix International. TransEnterix International will not incur or permit to exist any Indebtedness nor grant or permit to exist any Liens upon any of its properties or assets, other than the SOFAR Lien and Liens permitted pursuant to that certain Share Pledge Agreement by and between TransEnterix International, TransEnterix Europe, and Collateral Agent, dated as of April 19, 2016, nor engage in any operations, business or activity other than (i) owning, directly or indirectly, at all times exactly one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities of TransEnterix Europe and Vulcanos, and (ii) performing administrative, governance and supervisory functions in connection with the operation of the business of its Subsidiaries, including making Investments in TransEnterix Europe and Vulcanos as contemplated by clause (f) of the definition of Permitted Investments.”

3.3 Section 7.13 (TransEnterix International/TransEnterix Europe/Vulcanos Assets). Section 7.13 of the Loan Agreement is amended and restated as follows:

“7.13 TransEnterix International/TransEnterix Europe/Vulcanos Assets. Permit the aggregate value of cash maintained by TransEnterix International, TransEnterix Europe, and Vulcanos to exceed One Million Dollars ($1,000,000.00) at any time.”

3.4 Section 13.1 (Definitions). The following definitions are hereby amended and restated in or added to Section 13.1 of the Loan Agreement as follows:

“Existing Borrower” means each of TransEnterix, Inc., a Delaware corporation, TransEnterix Surgical, Inc., a Delaware corporation, and SafeStitch LLC, a Virginia limited liability company.

“Shares” is one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower or Borrower’s Subsidiary, in any Subsidiary; provided, however, (i) with respect to TransEnterix Europe, “Shares” shall mean only sixty five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record in TransEnterix Europe and (ii) “Shares” shall not include any of the issued and outstanding capital stock, membership units or other securities of Vulcanos.

SOFAR Lien” means that certain lien on ten percent (10%) of the ownership interest of Vulcanos in accordance with the terms of that certain Quota Pledge Agreement by and between TransEnterix International and SOFAR, S.p.A., an Italian societa’ per azioni having its registered office in Milan, Italy (“SOFAR”) dated as of September 18, 2015 and pursuant to the terms of the Acquisition Agreement, or any successor lien on ten percent (10%) of the ownership interest of Vulcanos granted by TransEnterix Europe to SOFAR in connection with the TransEnterix Europe Assignment.

“TransEnterix Europe” means TransEnterix Europe S.Á.R.L. a company formed under the laws of Luxembourg.

“TransEnterix Europe Assignment” means TransEnterix International assigning, contributing or otherwise conveying all of its ownership interests in Vulcanos to TransEnterix Europe pursuant to documents in form and substance reasonably satisfactory to Collateral Agent and Lenders such that after giving effect to such transaction, Vulcanos is a wholly-owned Subsidiary of TransEnterix Europe.

3.5 Section 13.1 (Definitions). A new clause (m) is hereby added to the definition of “Permitted Indebtedness” in Section 13.1 of the Loan Agreement as follows:

“(m) TransEnterix, Inc.’s Indebtedness to Fondo Pegasus pursuant to that certain guaranty by TransEnterix, Inc. in favor of Fondo Pegasus, in form and substance satisfactory to Collateral Agent and Lenders, in an aggregate amount up to the lesser of (i) Two Hundred Sixty Thousand Euros (€260,000.00), plus VAT, per year and (ii) the aggregate outstanding amount owning by Vulcanos to Fondo Pegasus pursuant to that certain Property Lease Agreement between Fondo Pegasus and Vulcanos, in form and substance satisfactory to Collateral Agent and Lenders.”

3.6 Section 13.1 (Definitions). Clause (f) of the definition of “Permitted Investments” in Section 13.1 of the Loan Agreement is hereby amended and restated as follows:

“(f) Investments by (i) a Borrower in an Existing Borrower, (ii) by a Borrower in Subsidiaries not an Existing Borrower not to exceed Fifty Thousand Dollars ($50,000.00) in the aggregate in any fiscal year, provided that Borrower may make Investments in TransEnterix Europe and Vulcanos (directly or indirectly through TransEnterix International) up to Three Million Dollars ($3,000,000.00) in the aggregate in any fiscal quarter, and (iii) by Subsidiaries not a Borrower in an Existing Borrower.”

3.7 Exhibit A to the Loan Agreement is replaced with Exhibit A attached hereto.

3.8 Exhibit C to the Loan Agreement is replaced with Exhibit C attached hereto.

3.9 Exhibit D to the Loan Agreement is replaced with Exhibit D attached hereto.

4. Consent. Collateral Agent and Lenders hereby consent to (i) Borrower’s creation of TransEnterix Europe and Borrower not causing TransEnterix Europe to (a) become a co-borrower or guarantee the Obligations of Borrower under the Loan Documents or (b) grant a continuing lien or security interest in its assets, provided that Borrower is otherwise in full compliance with Section 6.12 of the Loan Agreement, and (ii) the TransEnterix Europe Assignment.

5. Limitation of Amendment.

5.1 The amendments and consent set forth in Sections 3 through 4 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Collateral Agent or any Lender may now have or may have in the future under or in connection with any Loan Document.

5.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

6. Representations and Warranties. To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:

6.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date), and (b) no Event of Default has occurred and is continuing;

6.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

6.3 The organizational documents of Borrower delivered to Collateral Agent and Lenders on the First Amendment Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

6.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

6.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

6.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

6.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

7. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

8. Effectiveness. This Amendment shall be deemed effective upon the due execution and delivery to Collateral Agent and Lenders, in form and substance satisfactory to Collateral Agent and each Lender, such documents, and completion of such other matters, as Collateral Agent and each Lender may reasonably deem necessary or appropriate, including, without limitation:

(a)	this Amendment by each party hereto;

(b)	the Operating Documents of TransEnterix International and good standing certificates of TransEnterix International certified by the Secretary of State of TransEnterix International’s state of organization and each state in which TransEnterix International is qualified to conduct business, each good standing certificate to be dated no earlier than thirty (30) days prior to the date of this Amendment;

(c)	certified copies, dated as of a recent date, of financing statement searches, as Collateral Agent shall request, accompanied by such written evidence (including any UCC termination statements) as Collateral Agent requests that the Liens indicated in any such financing statements either constitute Permitted Liens or have been terminated or released;

(d)	Corporate Borrowing Certificate from TransEnterix International;

(e)	amended and restated Secured Promissory Notes;

(f)	the Luxembourg share pledge agreement and any other documents and the completion of such other matters in connection therewith;

(g)	completed Perfection Certificate for each of Parent, TransEnterix International, and TransEnterix Europe;

(h)	evidence that the insurance policies required by Section 6.5 of the Loan Agreement are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Collateral Agent, for the ratable benefit of the Lenders; and

(i)	Borrower’s payment of all Lenders’ Expenses incurred through the date of this Amendment.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BORROWER:

TRANSENTERIX, INC.

By	/s/ Joseph P. Slattery
Name:	Joseph P. Slattery
Title:	Executive Vice President

TRANSENTERIX SURGICAL, INC.

By	/s/ Janet Jamiolkowski
Name:	Janet Jamiolkowski
Title:	Vice President, Finance

SAFESTITCH LLC
By:	TransEnterix, Inc., its sole member

By	/s/ Joseph P. Slattery
Name:	Joseph P. Slattery
Title:	Executive Vice President

TRANSENTERIX INTERNATIONAL, INC.

By	/s/ Joseph P. Slattery
Name:	Joseph P. Slattery
Title:	Executive Vice President

[Signature Page to Consent and Fourth Amendment to Amended and Restated Loan and Security Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

COLLATERAL AGENT AND LENDER:

OXFORD FINANCE LLC

By	/s/ Mark Davis
Name:	Mark Davis
Title:	Vice President-Finance, Secretary & Treasurer

LENDER:

SILICON VALLEY BANK

By	/s/ James Callavaro
Name:	James Callavaro
Title:	Vice President

[Signature Page to Consent and Fourth Amendment to Amended and Restated Loan and Security Agreement]

EXHIBIT A

Description of Collateral

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as set forth below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities and all other investment property (except as set forth below), supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired: (i) any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, in each case whether published or unpublished or registered or unregistered; any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same; trademarks, trade names, service marks, mask works, rights of use of any name, domain names, trade dress, any applications therefor, in each case whether registered or not; and the goodwill of the business of Borrower connected with and symbolized thereby; know-how, operating and production manuals, trade secret rights, clinical and non-clinical data, rights to unpatented inventions, source code, software, processes, techniques, research, studies, algorithms, formulae, databases, quality control procedures, technical specifications and data, sales literature, drawings, blueprints and inventions; and any claims for damage by way of any past, present, or future infringement of any of the foregoing (collectively, the “Intellectual Property”); provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing; provided that if a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts, license and royalty fees and other revenues, proceeds, or income of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Collateral Agent’s security interest in such Accounts, license and royalty fees and other revenues, proceeds, or income of the Intellectual Property; (ii) any United States intent-to-use trademark or service mark application to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark or service mark application under applicable law, (iii) the Excluded Accounts, (iv) more than sixty five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in TransEnterix Europe, and (v) any of the issued and outstanding capital stock, membership units or other securities of Vulcanos.

Pursuant to the terms of a certain negative pledge arrangement with Collateral Agent and Lenders, Borrower has agreed not to encumber any of its Intellectual Property.

EXHIBIT C

Compliance Certificate

EXHIBIT D

Secured Promissory Note

[SECOND][AMENDED AND RESTATED] SECURED PROMISSORY NOTE

(Term [A][B][C] Loan)

$	Dated:

FOR VALUE RECEIVED, the undersigned, TRANSENTERIX, INC., a Delaware corporation, TRANSENTERIX SURGICAL, INC., a Delaware corporation, SAFESTITCH LLC, a Virginia limited liability company, and TRANSENTERIX INTERNATIONAL, INC., a Delaware corporation, each with offices located at 635 Davis Drive, Suite 300, Morrisville, North Carolina 27560 (individually and collectively, jointly and severally, “Borrower”) HEREBY PROMISES TO PAY to the order of OXFORD FINANCE LLC/SILICON VALLEY BANK (“Lender”) the principal amount of                      Dollars ($        ) or such lesser amount as shall equal the outstanding principal balance of the Term [A][B][C] Loan made to Borrower by Lender, plus interest on the aggregate unpaid principal amount of such Term [A][B][C] Loan, at the rates and in accordance with the terms of the Amended and Restated Loan and Security Agreement by and among Borrower, OXFORD FINANCE LLC, as Collateral Agent, and the Lenders from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). If not sooner paid, the entire principal amount and all accrued and unpaid interest hereunder shall be due and payable on the Maturity Date as set forth in the Loan Agreement. Any capitalized term not otherwise defined herein shall have the meaning attributed to such term in the Loan Agreement.

Borrower agrees to prepay any initial partial monthly interest payment from the date the Term [A][B][C] Loan is made to Borrower under this Secured Promissory Note (this “Note”) to the first Payment Date (“Interim Interest”) on the first Payment Date.

Principal, interest and all other amounts due with respect to the Term [A][B][C] Loan made to Borrower by Lender are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement and this Note. The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

The Loan Agreement, among other things, (a) provides for the making of a secured Term [A][B][C] Loan by Lender to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid except as set forth in Section 2.2(c) and Section 2.2(d) of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Term [A][B][C] Loan, interest on the Term [A][B][C] Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable Lenders’ Expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due.

This Note shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York.

The ownership of an interest in this Note shall be registered on a record of ownership maintained by Lender or its agent. Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation. Borrower shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.

[Except as otherwise set forth herein, this [Second] Amended and Restated Secured Promissory Note is intended to and does completely amend and restate, without novation, that certain [Amended and Restated] Secured Promissory Note issued [DATE] by [BORROWER] in favor of Lender.]

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:

TRANSENTERIX, INC.

By
Name:
Title:

TRANSENTERIX SURGICAL, INC.

By
Name:
Title:

SAFESTITCH LLC
By: TransEnterix, Inc., its sole member

By
Name:
Title:

TRANSENTERIX INTERNATIONAL, INC.

By
Name:
Title:

LOAN INTEREST RATE AND PAYMENTS OF PRINCIPAL

Date	Principal Amount	Interest Rate	Scheduled Payment Amount	Notation By